UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2016

Grow Condos, Inc.
(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53548 (Commission File Number)	86-0970023 (IRS Employer I.D. No.)

722 W. Dutton Road
Eagle Point, Oregon 97524
Tel:  541-879-0504

(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant's executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

ITEM 4.01           Changes in Registrant's Certifying Accountant

On October17, 2016, Grow Condos, Inc. (the "Company") dismissed John Scrudato, CPA, Certified Public Accountants ("Scrudato") from its position as the Company's independent registered public accounting firm.  The Company's Board of Directors approved the dismissal.

The Company engaged Scrudato to serve as its independent registered public accounting firm in or about September 2015.  The audit report of Scrudato on the Company's financial statements for the year ended June 30, 2016 did not contain an adverse opinion or disclaimer of opinion, however it did contain a qualification describing a going concern uncertainty.  Scrudato did not, during the applicable periods, advise the Company of any of the enumerated items described in Item 304(a)(1)(iv) of Regulation S-K.

During the two most recent fiscal years and the period to the date of this Current Report, there were no (i) disagreements between the Company and Scrudato on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Scrudato to make reference to the subject matter of such disagreements in connection with its report, or (ii) "reportable events," as described in Item 304(a)(1)(v) of Regulation S-K.

The Company furnished Scrudato with a copy of this report prior to filing with the SEC and requested that Scrudato furnish it with a letter addressed to the SEC stating whether or not it agreed with the statements made by the Company in this report insofar as they relate to Scrudato's audit services and engagement as the Company's independent registered public accounting firm. Scrudato has furnished a letter addressed to the SEC dated October 18, 2016, a copy of which is attached hereto as Exhibit 16.1.

The Company has engaged Anthony Imbimbo,  CPA and Associates ("Imbimbo") as its new independent accountants on October 17, 2016. Prior to October 17, 2016, the Company had not consulted with Imbimbo regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided to the Company by Imbimbo concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01.    Financial Statement and Exhibits

     (c) The following documents are filed herewith as exhibits:

         Exhibit 16.1        Letter from John Scrudato, CPA, Certified Public Accountants dated September 22, 2015.

 SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grow Condos, Inc.

Dated: October 17, 2016	By:	/s/ Joann Z. Cleckner
Joann Z. Cleckner, CFO